Exhibit 10.19

IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

INDEFINITE EMPLOYMENT CONTRACT

COMPANY DATA

CIF/NIF/NIE [***]

Mrs. ARESTI ESCRIVA DE ROMANI,	NIF/NIE [***]	AS (1) DIRECTOR
COMPANY NAME H2B2 ELECTROLYSIS TECHNOLOGIES, S.L.	REGISTERED OFFICE [***]	19 EN
COUNTRY	MUNICIPALITY	C. POSTAL [***]
[***]

QUOTE ACCOUNT DATA

REGIMEN	CODE. PROV.	NUMBER	DIG. CONTR.	ECONOMIC ACTIVITY
[***]	[***]	[***]	[***]	[***]

WORK CENTER DATA

COUNTRY	MUNICIPALITY
	[***]	41038

EMPLOYEE DATA

D./Ms. BREY SANCHEZ, JOSE JAVIER	NIF/NIE [***]		DATE OF BIRTH [***]
No. OF AFFILIATION S.S. [***]	TRAINING LEVEL		NATIONALITY
[***]		55	[***]	724
MUNICIPALITY OF DOMICILE		DOMICILE COUNTRY
[***]	41091			724

with the legal assistance, if applicable, of Mr./Ms. ________________ with NIF./NIE.______, in its capacity as (2)________________.

DECLARE

That they meet the requirements for the execution of this contract and, consequently, agree to formalize it in accordance with the following:

CLAUSES

FIRST: The worker will provide his/her services as TELECOM ENGINEERING included in the professional group of PHD ENGINEERING, for the performance of the functions (4)________________ in accordance with the professional classification system in force in the company.

In the work center located at (street, no. and town) [***]

☐	REMOTE WORK, at the address located at	and town)

SECOND: The contract is concluded to carry out periodic seasonal work nature consisting of (5) ________________ within the intermittent cyclical activity of (6) ________________whose duration will be (7) ________________

The estimated duration of activity will be (8) ________________________. Workers will be called in the order and form determined in the Collective Bargaining Agreement of ENGINEERING COMPANIES AND OFFICES OF TECHNICAL STUDIES. The estimated day within the activity period will be _____________________________________hours (9) ___and the hourly distribution will be

If the collective bargaining agreement on a sectoral level allows for the use of part-time in discontinuous fixed contracts, indicate whether is welcome to the same YES ☐ NO ☐

THIRD: The workday will be:

☒	Full-time: the workday will be 40 hours per week, provided from Monday to Friday, with breaks established legally or conventionally

☐	Part-time: the regular workday will be _______________, hours ☐ per day,☐ per week, ☐ per month, ☐ per year (10)
This day is less than that of a comparable full-time worker

The distribution of work time will be (10) in _______________________________accordance with the provisions of the collective agreement.

In the case of part-time work, indicate whether or not there is an agreement on the performance of additional hours (11):

Yes  ☐  No  ☐

FOURTH: The duration of this contract will be INDEFINITE, with the employment relationship starting on 03/06/16 and a probationary period of (12) N/A is established.

FIFTH: The worker will receive a total remuneration of €90,000 gross (15) ANNUALLY that will be distributed in the following salary items (14) CBA SALARY + NOT CONSOLIDABLE IMPROVEMENTS

SIXTH: The duration of the annual vacation will be (15) 23 working days.

SEVEN: In what is not provided for in this contract, the current legislation resulting from the application will be followed, and in particular, the Workers’ Statute, approved by Royal Legislative Decree 2/2015, of 23 October (BOE of 24 October) and in the Collective Agreement of ENGINEERING COMPANIES AND OFFICES OF TECHNICAL STUDIES.

EIGHTH: This contract is formalized under the modality of the respite contract: YES  ☐  NO  ☒

Worker:

☐	That he/she is unemployed and registered as a plaintiff in the Public Employment Service of

☐	That it has entered into a contract with the company for a certain duration that was registered with the Public Service of Employment of __________, with the number ______dated

The Company Representative:

That the company worker, Mr/Mrs.__________________________ born on __________, who provides her services at the work center located at (street, no. and town) [***], with the profession of                            , included in the professional group/job/level/category_________________, in accordance with the professional classification system in force in the company that reduces its ordinary workday and salary by one ___(18), for accessing the partial retirement situation, regulated in Royal Decree-Law 5/2013 of March 15, it has signed on ___________________and until ______________ the corresponding part-time employment contract registered with the Public Employment Service _____________under number _________and on __________.

NINTH: THIS CONTRACT MAY BE CO-FUNDED BY THE EUROPEAN SOCIAL FUND.

TEN: The content of this contract will be communicated to the Public Employment Service of MADRID, within 10 days of its agreement.

ELEVENTH: DATA PROTECTION.- The data included in this form will be protected by the Organic Law 15/1999, of 13 December (BOE of 14 December).

(1)	Director, Manager, etc.
(2)	Parent, guardian, or person or institution under his or her care.
(3)	Indicate the corresponding professional group or professional level, according to the professional classification system in force in the company.
(4)	Indicate profession. Roles can be all or only some of the roles in the professional group.
(5)	Indicate the professional activity to be carried out by the worker.
(6)	Indicate the discontinuous or seasonal fixed activity of the company and its duration.
(7)	Indicate the duration of the activity to be carried out by the worker.
(8)	Daily, weekly, monthly or annual. Detail Agreement.
(9)	Indicate the number of hours according to the collective bargaining agreement for full-time, legal maximum or full-time worker.
(10)	Indicate the worker’s day.
(11)	Indicate as appropriate and if so, attach the annex if there are continuation sheets.
(12)	Respecting the provisions of art. 14.1 of the Consolidated Text of the Workers' Statute Law, approved by Royal Legislative Decree 1/1995, of 24 March (BOE of 29 March).In the event of applying art. 4 of Law 31/2012, the trial period will be one year. Indicate what is applicable and, if so, attach the annex if there are additional hours.
(13)	Daily, weekly, monthly or annual.
(14)	Base salary, salary supplements, bonuses.
(15)	Minimum: 30 calendar days.
(16)	A minimum of 25% and a maximum of 75%

That the INDEFINITE CONTRACT that is entered into (check the corresponding box) is made with the following specific clauses:

☒	INDEFINITE ORDINARY WITH OR WITHOUT QUOTA REDUCTION.	Pg. 4

☐	OF PEOPLE BENEFITING FROM THE NATIONAL YOUTH GUARANTEE SYSTEM	Pg. 5

☐	OF PEOPLE WITH DISABILITIES.	Pg. 6

☐	OF PEOPLE WITH DISABILITIES IN SPECIAL EMPLOYMENT CENTERS.	Pg. 7

☐	OF PEOPLE WITH DISABILITIES FROM WORK ENVIRONMENTS.	Pg. 8

☐	OF LONG-TERM UNEMPLOYED PEOPLE.	Pg. 8

☐	OF WORKERS IN A SITUATION OF SOCIAL EXCLUSION, VICTIMS OF GENDER-BASED VIOLENCE, DOMESTIC, VICTIMS OF TERRORISM, OR VICTIMS OF HUMAN TRAFFICKING.	Pg. 9

☐	OF EXCLUDED IN INSERTION COMPANIES.	Pg. 10

☐	OF THE FAMILY MEMBER OF THE SELF-EMPLOYED PERSON.	Pg. 11

☐	OVER THE AGE OF 52 BENEFICIARIES OF UNEMPLOYMENT SUBSIDIES.	Pg. 12

☐	FROM A CONTRACT FOR ETT TRAINING AND LEARNING.	Pg. 13

☐	FROM A CONTRACT IN ETT PRACTICES.	Pg. 14

☐	OF FAMILY HOME SERVICE.	Pg. 15

☐	OTHER SITUATIONS.	Pg. 16

☐	CONVERSION OF TEMPORARY CONTRACT INTO INDEFINITE CONTRACT.	Pg. 17

and meets the requirements of the regulatory standard.

In witness whereof, this contract is executed in three copies at the place and date above mentioned and signed by the parties hereto.

In DOS HERMANAS on 7 JUNE 2016

/s/ Jose Javier Brey Sanchez	/s/ María Aresti Escrivá de Romaní

The Employee	The Company’s representative

ADDITIONAL CLAUSES TO THE EMPLOYMENT AGREEMENT

FIRST.-ENTRY INTO FORCE AND TERM OF THE AGREEMENT

The agreement is agreed for an indefinite term, entering into force on 3 June 2016, and is subject to the trial periods established by the Legislation in force. When the Agreement is suspended for any of the reasons provided for in the Legislation in force at any time, such suspension shall automatically entail the suspension of the trial period. This trial period shall be restarted as soon as the Agreement is resumed, with only the trial period that has elapsed until its suspension being counted.

SECOND.-OBJECT OF THE AGREEMENT

The Professional shall provide his services as an engineer.

In this respect, the Professional shall provide his services to the Company on an exclusive basis with respect to the direct or indirect competition of the Company. In other words, the Professional shall be free to alternate his services to the Company with other professional services provided that:

●	Comply with the obligations established in this employment agreement

●	Professional services performed outside the Company are not provided, directly or indirectly, for the direct or indirect competition of the Company.

This consideration is included in the agreement with respect to the agreed remuneration. Specifically, 10% of the agreed remuneration is specifically attributed to compensation for this obligation, which is expressly considered appropriate by the Professional.

THIRD.-WORKING DAY

The Professional shall work full time, i.e. forty (40) hours per week, within the working hours in force in the Company at any given time.

For the purposes of calculating the maximum working day, the obligatory break in each continuous working day and the periods devoted to voluntary professional training shall not be considered as effective working time.

Likewise, the time spent by the Professional travelling or waiting shall not be counted for the purposes of the maximum working day, unless during this time they carry out activities specific to their profession or activity for the Company.

Any such travel or waiting time shall be taken into account in determining their remuneration.

The timetable and distribution of working time shall likewise be that in force in the Company at each specific moment in time.

In order to allow for an irregular distribution of the agreed working day according to the pace of activity, the duration of the working day shall be calculated on an annual basis, so that the hours of daily excess can be compensated in equivalent rest time within the agreed annual reference period.

The time devoted to education and vocational training for the Professional may be concentrated or alternated with that devoted to the provision of services for the Company, according to the phases of the training process to be established.

FOURTH.-WORKPLACE

The Professional will initially provide his services at the center of [***].

In any case, taking into account the corporate purpose of the Company and the staff and/or potential clients spread throughout Spain and abroad, the Professional undertakes to travel to the appropriate place to provide services to clients in the best possible conditions, as often and for as long as necessary for this purpose.

The reimbursement of travel and subsistence expenses arising from the Professional’s travel shall be made in accordance with the policies and systems in force at any given time in the Company.

Such reimbursements shall not be considered salary and shall only be subject to tax or withholding when they exceed the limits established by the legislation in force from time to time.

FIFTH.-HOLIDAYS, BREAKS, PUBLIC HOLIDAYS AND LEAVES OF ABSENCE

The Professional shall be entitled to the holiday days, rest days, holidays and leaves established in the applicable regulations, the agreement and the internal policies of the Company.

In any case, the Professional’s choice of the aforementioned holiday periods and their approval by the Company shall be based on the matters entrusted to him or the actions to be performed by the Professional.

SIXTH.-REMUNERATION

The Professional shall receive a total remuneration equal to that established in this same Agreement, which shall be distributed in the salary items that, where appropriate, the Company may provide for in fourteen (14) payments. The aforementioned remuneration includes all legally or, if applicable, conventionally applicable items, as well as the compensation for exclusivity foreseen in Clause Two above.

Tax withholdings and deductions, Social Security contributions or any other legally applicable deductions shall be applied to the aforementioned items.

SEVENTH.-SUSPENSION OF THE EMPLOYMENT AGREEMENT

The agreement shall be suspended for the reasons and with the effects set out in Article 45 et seq. following of the Workers’ Statute.

In the event of voluntary leave of absence, if the Professional exercises his profession in other companies competing with the Company during the same, without the corresponding prior authorization from the latter, he shall lose the right to reinstatement, and the Agreement shall be terminated for all effects and purposes.

EIGHTH.- TERMINATION OF THE AGREEMENT

The Professional may terminate the Agreement at his own will with the obligation to expressly notify the Company of this decision at least fifteen (15) days in advance.

Failure by the Professional to comply with his duty to give notice shall give rise to his obligation to compensate the Company with an amount equivalent to the remuneration corresponding to the period of notice not given, as well as with the amount of any damages that may have been caused to him.

The Company may terminate the Agreement for the causes established in current legislation, as well as in the following cases:

I.	When there is a manifest and serious breach of trust between the Professional and the Company arising out of the Professional’s professional conduct or his relationship with clients.

II.	When it becomes evident that the Professional does not maintain an adequate professional level and, consequently, cannot exercise the profession with full guarantees for the interests of his client.

In the event of null and void dismissal, both parties establish that the Professional shall not be reinstated, being replaced by the payment of the compensation provided for unfair dismissal, as well as, if applicable, the corresponding processing salaries.

In any case, and regardless of the cause of termination, the Professional must inform his managers at the Company of the situation of the matters in which he or she has been involved and shall make the corresponding documentation available to the Company so that the matters can be handled and the services offered by the Company can be continued.

Failure to comply with this obligation shall entitle the Company to take legal action, in accordance with articles 1.152 and 1.153 of the Civil Code, in order to recover any damages it may have incurred.

NINTH.-CONFIDENTIALITY

During the term of the Agreement, the Professional shall have access to information belonging to the Company (including its partners, employees and external staff) and to clients, suppliers or third parties related to the Company, and it is therefore agreed that such information, to the fullest extent and regardless of the medium in which it is found, is absolutely confidential and is expressly subject to the duty of confidentiality. All of the above is independent of the ethical obligations arising from the exercise of the Professional’s profession, which shall in all cases reinforce the confidentiality and reserve nature of the information.

By virtue of the foregoing, both during the term of the Contract and upon its termination, the Professional may not, directly or indirectly, use, disclose, divulge, supply or make available for use (except in cases where it is necessary for the proper performance of his obligations) by third parties or for his own benefit, any information, data, products, procedures, methods, formulas, forms, models, lists of clients or jobs, plans, as well as any other business, internal or organisational information of the Company, its clients, suppliers and other employees, positions, administrators or external professionals.

Failure to comply with any of the foregoing obligations shall be considered a breach of contractual good faith and breach of trust in the performance of work, punishable even by disciplinary dismissal. Irrespective of the foregoing, such breach shall give rise to compensation for damages caused to the Company or its clients.

Upon termination of the employment relationship for any reasons, the Professional shall return to the Company all goods, equipment or working tools provided for the performance of his work, including computers and magnetic media used, as well as, by way of example, the notes or documents (whatever their medium, including magnetic and computer media) that may have been made by the Professional, or with his collaboration, or that have come into his possession in any way, and which shall in any case be the property of the Company. The Professional may not retain or appropriate copies of the above documents, nor allow them to be used by any other person outside the Company.

In addition to the obligation to comply with the computer filing systems established by the Company during the term of the Contract, the Professional shall, upon termination of the said relationship, have recorded or filed all the professional documents or documents related to his activity in the Company that he has in his files where indicated by the Company. In the event of failure to do so, the Professional hereby authorizes the Company to access his personal files for the sole purpose of retrieving the documents of a professional nature or relating to his activity that he has not filed in the manner provided for in this paragraph.

The Professional declares that he/she is aware of and accepts the “Policy on the use and control of technological resources and communication systems”, on the regulations governing the use of electronic tools, which is attached as an annex to the Contract and of which it forms an integral part.

TENTH.- INTERNAL POLICIES AND ETHICAL STANDARDS

The Professional must comply with all internal and professional policies and standards indicated by the Company, as well as respect the ethical standards of the profession at all times.

ELEVENTH.- INTELLECTUAL AND INDUSTRIAL PROPERTY

The Professional acknowledges that all services performed by him on behalf of the Company or its clients, as well as the result thereof, are the property of the Company to the fullest extent and are the cause of the Contract, whatever their content, medium or manifestation.

Therefore, the Professional hereby assigns to the Company, on an exclusive basis, all creations expressed by any means or medium, tangible or intangible, currently known or to be invented later, contained in the Intellectual Property Law, which have been made by the Professional during the term of the Agreement within the employment relationship and the services or activity carried out by the Professional for the Company or for the Professional’s clients, or for the Company’s activities in relation to third parties. All of the above has been taken into account by both parties when setting the Professional’s remuneration, and therefore shall not entail any additional financial compensation.

Likewise, the Professional may not take possession of any rights deriving from industrial property legislation related to the Company’s usual activity.

By virtue of the foregoing, the Professional shall sign the Assignment of Intellectual and Industrial Property Rights document, which is attached as an annex to the Agreement and of which it forms an integral part.

TWELFTH.- APPLICABLE LAW

In all matters not provided for in the Agreement, the labour legislation in force at any given time shall apply.

THIRTEENTH.-DATA PROTECTION

In accordance with the current Law 15/1999, of 13 December, on the Protection of Personal Data and Royal Decree 1720/2007, of 21 December, the Professional expressly consents and authorizes the Company to:

●	Include the data provided as part of the Agreement, those that may be provided in the future, as well as any other data that may be generated as a result of the employment relationship, in the employee data file maintained by the Company.

●	To process such data for the purpose of using them for the management of the employment relationship or of the Company’s commercial or other relationships with other companies and organizations, as well as to maintain them once the employment relationship has ended, in this case solely for the fulfilment of legal obligations.

●	To transfer the aforementioned data to the companies and organizations mentioned in the previous paragraph and to other companies that may belong to the same group of companies as the Company, both in Spain and abroad, including countries that do not provide a level of protection comparable to that offered by Spanish legislation, for the same purposes described in the previous paragraph.

In accordance with the provisions of the aforementioned Law 15/1999, the affected party has the rights of opposition, access, rectification and cancellation with respect to the data provided, which may be exercised in accordance with the applicable legislation, by writing to the person in charge who is notified or, failing that, to the person in charge of human resources. The Professional’s data will be treated by the Company in a confidential manner and with the maintenance of due security conditions that prevent its alteration, loss or unauthorized access by third parties.

In addition, the Professional accepts:

1.	Maintain absolute confidentiality, reserve and strict professional secrecy with respect to information and / or personal data that may become known on the occasion of the performance of the services provided, not disclosing, publishing, disseminating or making it available to third parties, either directly or indirectly, without the prior written consent of H2B2 Electrolysis Technologies S.L., not even for the purpose of conservation.

2.	Observe and adopt the security and privacy measures established by H2B2 Electrolysis Technologies S.L. for information and personal data to ensure the confidentiality, secrecy, availability and integrity of personal data to which it has access, as well as to observe and implement all security measures required by the legislation to regulate the processing of personal data and confidential information.

3.	In the event that, for any reason related to their work, they come into possession of confidential information - regardless of the type of medium on which it is held - it is understood that this possession is strictly temporary, with an obligation of secrecy and without this conferring any right of possession or ownership or copy of the information. Likewise, all those supports or materials must be returned to H2B2 Electrolysis Technologies S.L., or destroyed, immediately after the end of the tasks that have originated the temporary use of the same, and in any case, at the end of the project or the employment relationship.

This obligation shall survive the termination of your relationship with the owner of the information or, where applicable, with H2B2 Electrolysis Technologies S.L.

Failure to comply with these measures could be considered as an employment offence and lead to disciplinary sanctions.

In addition, the Professional knows that it is forbidden to send confidential information of the Company to the outside, by means of material supports or by any means of communication, including the simple visualization or access, with the exception of the express authorization of the File Manager. Likewise, the Professional shall keep, for an indefinite period of time, the utmost confidentiality and shall not disclose or use, either directly or through third parties or companies, personal data, confidential information, documentation and other information of a personal nature. confidential information, documentation and other information to which he/she has access during his working relationship with the Company, whether in documentary or electronic format.

In the event that, for reasons directly related to the job, the Professional comes into possession of confidential information in any type of support, it shall be understood that this possession is strictly temporary, with the obligation to This circumstance does not grant him any right of possession or ownership or copy of the aforementioned information.

The Professional will have to return the aforementioned materials to the Company or destroy them, once the tasks that have given rise to their temporary use have been completed and, in any case, at the end of the employment relationship.

The continued use of the information, in any format or medium, in a manner different from that agreed and without the knowledge of the Company, shall not, under any circumstances, imply a modification of this clause.

The Professional may not.

●	Create personal data files without the authorization of the Data Controller.

●	Cross-reference information relating to data from different files or services, without the express authorization of the Data Controller

●	Carry out any other activity expressly prohibited in this document, the Instructions of the Data Protection Officer or in the regulations on data protection.

In relation to the temporary files, the Professional and the Company agree that:

●	They may be created from existing files.

●	The same security rules as those applied to the original files must be maintained and complied with.

●	A temporary file will maintain the same purpose for which the original file was defined.

●	Once the life of the temporary file has ended, it will be deleted.

In the event that these obligations and rights have to be applied to files on non-automated media, it is agreed that:

●	Files in paper format have the same status as computer files, and are applied in the same way by Law 15/1999 on the Protection of Personal Data, with the same criteria: duty of secrecy, correct use, access only by authorized users, etc.

●	The documentation used by each Professional in the course of his work is the property of the Company.

●	The Professional is responsible for the custody and confidentiality of documentation containing personal data while they are in use.

●	It is mandatory to ensure that the documents processed are not destroyed or damaged.

●	The disclosure of the documents without the express authorization of the Company is expressly prohibited.

Finally, the Company and the Professional agree that once the legal validity and processing needs have expired, the media containing personal data shall be destroyed in a controlled manner. When the files are automated, the Security Officer shall be notified of their obsolescence and shall apply the necessary measures to destroy them. In the case of non-automated files, each user shall be responsible for the correct application of the measures to ensure that the information is not recoverable, in accordance with the Company’s instructions.

FOURTEENTH.- TRADE UNION REPRESENTATION

The Company does not have trade union representation at the time of signing this agreement.

FIFTEEN.- OCCUPATIONAL RISK

The Professional has been informed of the risks of his workplace, of the protection systems and their use, as well as of the actions and evacuation in the event of an emergency.

SIXTEEN.- NULLITY OF THE AGREEMENT

The nullity or total or partial invalidity of any of the clauses of the Agreement shall not imply the nullity or invalidity of the partially affected clause or of the Agreement as a whole, unless there is a manifest imbalance between the rights and obligations assumed by the parties.

SEVENTEENTH.- AMENDMENTS

The Agreement may not be cancelled, changed, modified or amended orally, and its cancellation, change, modification or amendment shall not be effective or binding unless made in writing and signed by the parties.

EIGHTEENTH.- COMPETENT JURISDICTION

Any conflict that may arise in interpretation or application of the agreement must be settled before the Social Courts.

In witness whereof, this Agreement is issued in three counterparts at the place and on the date indicated below, signed by the interested parties.

In Dos Hermanas, on 2 June 2016.

/s/ Jose Javier Brey Sanchez	/s/ María Aresti Escrivá de Romaní

The Professional	The Company

POLICY FOR THE USE AND CONTROL AND CONTROL OF TECHNOLOGICAL RESOURCES AND COMMUNICATION SYSTEMS OF THE COMPANY

1	Object, purpose and scope of the application

The Company implements this Policy on the Use and Control of Technology Resources and communication systems for the purpose of:

●	Verify the correct functioning of the technological resources and communication systems under the ownership or license of the Company and made available to the user.

●	Ensure the security, performance, reliability, privacy and confidentiality of communications and their content.

●	Preserve user privacy and security and generally ensure effective service delivery compliance.

The Company and the user are aware of the need for adequate use of technological resources and communication systems in the provision of the service.

The Company and the user acknowledge that they are aware of this policy and assume the commitments and standards for the proper use of technological resources and communication systems, taking all appropriate measures for their strict compliance.

For this purpose, the Company may carry out the necessary investigations and controls of the technological resources provided to the user by the Company.

1.1	Definitions

For the purposes of the policy on the use and control of technological resources and communication systems, the following shall be understood:

Technology Resources: Elements that integrate Information and Communication Technologies, such as electronic devices, software, hardware, cabling, nodes and access to public or private networks, servers and in general all infrastructure used by communication systems.

Communication Systems: They include landline, mobile, IP telephony, fax, e-mail, instant messaging systems, peer-to-peer networks or any other electronic means that the Company makes available to the user to communicate within the scope of the provision of services.

Use and Control Policy: The set of provisions that regulate, in this document, the use and control of the Technology Resources and Communication Systems intended for the fulfillment of the purposes of the Company.

User: Refers to those persons who, within the scope of their provision of services, use the Communication Systems and Technology Resources under the ownership or license of the Company.

Systems Officer: Responsible for the management and administration of Communication Systems and Technology Resources, as well as for resolving problems and incidents arising from their use. For these purposes, the Company will communicate to the User the identity of the System Officer.

Security Officer: Responsible for directing the measures and actions for compliance with this Use and Control Policy. For these purposes, the Company will communicate to the User the identity of the Security Manager.

1.2	Ownership of Technology Resources and Communication Systems

All Technology Resources and Communication Systems made available to the User are owned or licensed by the Company and, for this purpose, the use of the aforementioned resources and systems must be made in accordance with this Use and Control Policy and the prescriptions imposed by the license holder.

1.3	Access to Technology Resources and Communication Systems

(i)	User Access

All access to the Technological Resources and Communication Systems shall be controlled and authorised by the System Officer. It is strictly forbidden for the User to attempt to access the Communication Systems or Technological Resources to which he/she does not have express authorisation from the Systems Officer.

All authorised Users have access to the Communication Systems by means of a personal and non-transferable user name and password, undertaking to treat it with the utmost diligence and confidentiality, being solely responsible for its proper use.

The Authorised User shall be solely and directly responsible for everything executed in the system under his user name and password. Likewise, attempts, by any means, to obtain access to passwords of other users without their consent are strictly forbidden.

It is forbidden to divulge by any means the access codes to any of the services provided to the User, who undertakes to notify the Systems Officer and/or the Security Officer immediately of any incident or anomaly detected in the accesses to the Communication Systems or in the security of the same.

The User undertakes to respect the rights of third parties in the shared use systems, undertaking not to access the private information of other Users without prior authorisation. Likewise, the User undertakes not to share files or documents of any kind with other users without implementing the necessary measures to guarantee the security of the information and operating systems. Any identity theft will be sanctioned in accordance with the applicable legislation in force.

(ii)	Systems Officer and Security Officer Access

The Systems Officer and Security Officer is obliged to act with absolute diligence, keeping all data, documents and other information to which he/she may have access in the performance of his duties completely confidential. By way of example, but not limitation, the following may be included:

●	Access to Technology Resources and Communication Systems to carry out maintenance tasks.

●	Access to Technology Resources and Communication Systems for security reasons.

●	Authorize the Users’ access to the Communication Systems that they require for the fulfillment of their tasks.

●	Access to Technology Resources and Communication Systems due to security incidents.

In any case, both the Systems Officer and the Security Officer have the duty and obligation to keep absolutely confidential all information to which they have access for the performance of their activities, and it is strictly forbidden to communicate or provide it, directly or indirectly, to any third party.

2	Assignment of passwords and password policy

2.1	Password assignment procedures

Each User with authorized access to the Company’s Technology Resources and Communication Systems will have a personalized username for their identification, as well as a password to access the Communication Systems.

The communication to the User of their username and password will be provided by the Security Officer, who will communicate it personally or by email, guaranteeing in any case their confidentiality and secrecy, as well as providing the User with the possibility of subsequently modifying only the password.

2.2	Incident Management

All incidents in the use of the Company’s Technology Resources, or that by any circumstance, direct or indirect, may compromise the security of the information, must be notified as soon as possible to the Security Officer. The Security Officer will be responsible for recording, diagnosing and monitoring all incidents reported by Users. In addition, you must keep the incident record up to date, specifying the type of incident and the resolution thereof, periodically checking that the incidents are resolved, and the security of the communication is guaranteed.

2.3	Security, Confidentiality and Data Protection

The Company and the User undertake to keep the communications secret, respect the privacy and confidentiality of all the Company’s data and information stored in the Company’s Technology Resources and Communication Systems, and not assign to third parties the data and information both those of the Company and those of a personal nature obtained in the fulfillment of its direct activities or any other of the business sphere, in accordance with the Law on the Protection of Personal Data and other applicable regulations.

3	Use of Technology Resources and Communication Systems

3.1	General criteria

The User undertakes to respect the integrity and proper use of the Technological Resources and Communication Systems whose ownership or licence belongs to the Company and to which he/she has access for the performance of the tasks within the scope of the provision of the service, it being strictly forbidden to carry out or facilitate any third party in the commission of any of the following events:

●	Alter all or part of the hardware, software and operating system configurations of the computer equipment assigned to the same User or other users, without proper authorization.

●	Use unauthorized computer applications that saturate networks, servers, or hinder the operation of computer equipment.

●	Make privilege or permission modifications without authorization from the System Officer.

●	Cause physical or logical damage, due to misuse or negligence, to computer equipment, applications, computer tools and any technological device or means.

●	Developing or accidentally or intentionally using malicious programs or access to resources restricted by the Systems Administrator.

●	Failure to maintain with due diligence any keys, passwords, Usernames or any other identifiers that may be provided to the User for use any of the tools, or to access equipment or systems owned or licensed by the Company.

3.2	Use of personal email

●	The use of personal email accounts based on web access (but not limited to: gmail, hotmail or yahoo), as well as the instant message services authorized by the Company but not limited to: whatsapp, telegram, line...), may only be used in the scope of the provision of services for the fulfillment thereof, excluding their use for a recreational purpose.

●	The use of personal email, as well as instant messaging services through the Company’s Technology Resources and Communication Systems for personal and private purposes is strictly prohibited.

●	The forwarding of your own work documentation to personal email accounts or those outside the scope of the provision of the service within the Company is strictly prohibited.

3.3	Use of Corporate Mail

Corporate email, distribution lists, instant messaging services and other electronic communication services authorized by the Company are tools whose purpose is the provision of the service by the User. The Company and the User agree that the use of the Technology Resources and Communication Systems and dissemination of the information will be subject to the following conditions:

●	The use of Communication Systems and Technology Resources for activities outside the provision of the service is prohibited. Emailing offensive, threatening, illicit or fraudulent messages is also prohibited.

●	The use of e-mail for profit or commercial purposes, for recreational use or any other purpose unrelated to the provision of the service is prohibited.

●	The use of email for the registration of “newsletter”, or the like that are not directly related to the professional activity carried out by the User and that are of full confidence is prohibited.

●	Mail distribution lists may only be used for the Company’s own purposes, and never for advertising, commercial or personal purposes that are not related to the activities of professional performance.

●	Unauthorized access to communications that circulate the network, as well as their manipulation, destruction and misappropriation, is prohibited.

4	Internet browsing restrictions

The use of the network to browse Internet sites, including social media, for uses other than those permitted for the performance of its activity is prohibited.

Internet browsing will use appropriate software to filter access to sites that, in the opinion of the System Administrator, are inappropriate for the Company, or unnecessary for the provision of the service.

Browsing websites, sending messages, registering, registering, filling in forms and any other activity carried out via the Internet shall be the full responsibility of the User who, in any case, must assume the consequences arising from their actions.

In particular, it is strictly forbidden to access pages with illicit content, pornographic material, racist or sexual content, or any material that violates the dignity of persons.

5	Prohibition on the use of P2Ptools and networks

The installation of any type of P2P program (peer to peer) or any other application for the exchange of files that saturate the bandwidth of the connection to the internet, preventing access to other users or hindering connections to the network, is strictly prohibited, unless authorized by the Company.

6	Instant Messaging Software Use and Control Policy and Restrictions

No telematic service or instant messaging software may be installed without the express authorization of the Company.

It is expressly forbidden to use obscene, aggressive, offensive or discriminatory language in the sending of communications via instant messaging services is expressly prohibited.

The use of any instant messaging service within the scope of the provision of the service shall be exclusively for the fulfilment of the activities related to the provision of the service, and the transfer of files, images or any communication not related to the provision of the service is prohibited.

For security reasons, attachments from unknown senders must not be downloaded for any reason whatsoever.

7	Monitoring and Control Programs and Devices

The System Officer shall implement automated control tools to analyse and detect improper or illicit use and behaviour on the network, and such control shall not imply any violation of the privacy or intimacy of the Users.

The User and the Company agree that, for security reasons, all information circulating on the network, as well as via e-mail and instant messaging systems, may be monitored and subject to periodic controls and reports on its use, providing extensive information to the Company (by way of example, this will consist of: user identification, date of access, time of access, bytes transferred, file storage, access to servers, sites visited, time spent browsing the network).

The control and access to the resources provided by the Company, including the documents generated by the users and the communications originating therefrom, may be carried out on a preventive, temporary and/or continuous basis, taking into account the nature of said Technological Resources and Communication Systems provided by the Company.

The control of these resources shall be carried out without harming and without infringing the dignity or privacy of the User, in consideration of the prior knowledge that the User has of the object and existence of the present control and supervision to which the Users are subject.

The generic purposes of this control are as follows:

●	Protection of the Communication System and Technology Resources, in order to protect their integrity.

●	Ensure the continuity of the work in the event that the User is absent due to illness, vacation or other similar.

●	Prevention of third-party liability.

●	Verification of compliance with the User’s obligations in the field of providing services.

●	Verification of the existence or not of the abusive use of the Technology Resources and Communication Systems provided by the Company for personal and private uses

Therefore, all stored content, information and files, including temporary information, may be accessed by the Company or by those responsible designated for this purpose.

8	Use of Technology Resources outside the Company

The inputs and outputs of the Technology Resources necessary for the development of the provision of services must be authorized by the Security Manager. The User is obliged to make the reasoned request in writing, indicating the equipment to be used outside the Company, date of departure and expected date of delivery, the Security Manager being obliged to respond in writing to the request.

The Security Manager shall implement the necessary measures to ensure the integrity and security of the computer equipment outside the Company, as well as to keep an updated record of the entry and exit thereof.

9	Use of Software Licenses

The User is obliged to respect the terms and conditions of use of the licences and industrial and intellectual property rights of the software installed on the computer equipment, and is responsible for its proper use.

All software protected by industrial and intellectual property rights may not be copied, altered, modified, decompiled, disassembled, translated, published, nor may any information protected by patents, trademarks or intellectual property rights be made available to the user. any information protected by patents, trademarks or industrial and intellectual property rights may not be made available.

The User shall be liable for any failure to comply with the obligations set out in this Clause.

10	Consequences arising from non-compliance with the Use and Control Policy

The User undertakes to cooperate with the Systems Officer to carry out any investigation aimed at finding possible causes arising from the misuse of the Technological Resources and Communication Systems.

The User who fails to comply with this Use and Control Policy will be sanctioned with the removal of access to the Technological Resources and Communication Systems, the application of sanctions for non-compliance with the terms and conditions that, where appropriate, emanate from the User’s contract, without prejudice to the legal sanctions established in the applicable regulations in force.

/s/ María Aresti Escrivá de Romaní	/s/ Jose Javier Brey Sanchez

The Company	The User

ASSIGNMENT OF INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

In Seville, on 2 June 2016

On the one hand, the Professional, under the terms defined in this agreement, and hereinafter the INVENTOR.

On the other hand, María Aresti Escrivá de Romaní with Spanish ID number. [***] with address in [***], acting as sole director of H282 Electrolysis Technologies S.L. (formerly Global Aerco S.L.), with Spanish Tax ID number [***], hereinafter THE COMPANY.

Both parties acknowledge their full capacity to enter into this agreement, so in the representations they hold, freely and spontaneously

WHEREAS

1. That the INVENTOR develops, or will develop, within the framework of its functions and deriving from the employment agreement that binds it to the COMPANY, and in collaboration with others (if applicable) and, in any case, at the request of the COMPANY, certain intellectual and industrial property developments that may be patented or registered, hereinafter referred to as THE DEVELOPMENTS.

2. That in accordance with the legislation in force, the employment agreement between INVENTOR and the COMPANY, it is understood that all non-material rights of the DEVELOPMENTS belong to the COMPANY, but that it is nevertheless the intention of INVENTOR and the COMPANY to enter into this agreement to ratify this situation.

IV.- Both parties have reached an agreement to enter into this agreement, which will be subject to the following

CLAUSES

First.- The INVENTOR assigns to the COMPANY all non-material rights of the DEVELOPMENTS, in any form and, in particular, on a non-exclusive basis, the economic exploitation of the DEVELOPMENTS.

Second.- The INVENTOR may not exploit the DEVELOPMENTS, either on its own or through related persons or companies.

Third.- The rights assigned in this contract are assigned for the duration of the term established by the applicable law in each case.

Four.- This assignment is worldwide.

Fifth.- This assignment shall not lose its effect even if the employment relationship between the INVENTOR and the COMPANY ceases.

Six.- This agreement may be made public by either of the parties, and the costs of this procedure shall be borne by the party that does so.

Seventh.- This agreement and any disputes that may arise from it are subject to Spanish law. The parties submit, waiving their own jurisdiction that may correspond to them, to the Courts of the city of Sevilla.

Eighth.- In the event that any of the clauses of this contract should be declared null and void, the contract shall not lose its validity and both parties shall meet to agree on one that, following the same economic purpose, is in accordance with the law.

Ninth.- This agreement binds both the signatory parties and their successors in title and/or their related parties through any legal instrument. The change of corporate name and/or change of corporate purpose or any other commercial event of a similar nature of any of the parties shall not affect the content of this contract, as the COMPANY shall continue to maintain its rights regardless of these variables. At in the event of a merger, spin-off or liquidation or any other commercial event of a similar nature of any of the parties, the COMPANY shall continue to maintain its rights irrespective of these variables.

●	the INVENTOR shall maintain the same obligations conferred by this agreement, regardless of the legal form, company name or event that has affected it

●	the COMPANY shall maintain the same rights conferred by this agreement, subject always to the specific agreements that have been reached based on the commercial event or the nature thereof.

Tenth.- The INVENTOR shall at all times have a duty of confidentiality with regard to any information relating to the DEVELOPMENT. The INVENTOR may not pass on any information relating to the DEVELOPMENT to any person, whether natural or legal, with the exception of other persons with employment or commercial ties to the COMPANY, and provided that such ties have been established, inter alia, for the purpose of carrying out the DEVELOPMENT. The INVENTOR may only transfer information relating to the DEVELOPMENT to third parties if authorized by the COMPANY and if such authorization is recorded in a document on the transfer and use of information. The confidentiality obligation for the INVENTOR shall not lose its effect even if the employment relationship between the INVENTOR and the COMPANY ceases. The COMPANY may claim all types of damages from the INVENTOR who breaches this confidentiality obligation, regardless of the liabilities and indemnities that the COMPANY may request from the third parties involved.

And with the parties being satisfied in all of the foregoing and recorded herein, in which content they affirm, ratify and accept, they sign it for a single purpose in the place “ut supra”.

/s/ María Aresti Escrivá de Romaní	/s/ Jose Javier Brey Sanchez
The Company	The Inventor